[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

REV TAX CREDIT AGREEMENT (TIER 2)

    THIS AGREEMENT is entered into as of this, 29th day of April 2024 (the “Effective Date”) by and between the State of Illinois, acting by and through its Department of Commerce and Economic Opportunity (the “Department”), and Rivian Automotive LLC and Rivian, LLC (the “Company,” and together with the Department, the “Parties”).

Recitals

    A.    WHEREAS, the Illinois legislature enacted the Reimagining Energy and Vehicles in Illinois (“REV”) Tax Credit Act, 20 ILCS 686/1, et seq., as amended (the “Act”), which provides for the award of REV tax credits to businesses that will support the development and growth of Electric Vehicles and other products essential to the growth of the Renewable Energy sector in Illinois, specifically manufacturers of Electric Vehicles, Electric Vehicle Components Parts Manufacturers, Electric Vehicle Power Supply Equipment Manufacturers, Battery Recycling and Reuse Manufacturers, Battery Raw Materials Refining Service Providers, and Renewable Energy Manufacturers.

    B.    WHEREAS, under Section 15 of the Act, the Department is granted all powers necessary or convenient to carry out and effectuate the purposes and provisions of the Act.

    C.    WHEREAS, Section 45 of the Act requires that the Department enter into an agreement with an approved applicant for the REV tax credit containing certain required terms and conditions as well as any other provisions the Department determines appropriate.

    D.    WHEREAS, the Company seeks REV tax credit assistance for its business development located at 100 North Rivian Motorway, Normal, Illinois, 61761; 1719 East Hamilton Bloomington, Illinois, 61704; 2331 West College, Normal, Illinois, 61761; 2601 West College, Normal, Illinois 61761; 2450 Electric Avenue, Normal, Illinois 61761; and 301 West Kerrick, Normal, Illinois 61761 (the “Project”), and the Department agrees to award REV tax credit to the Company for the Project subject to the terms and conditions set forth herein.

    E.    WHEREAS, accordingly, pursuant to Section 45 of the Act, the Parties hereto set forth their agreement containing those provisions as required by the Act and such other provisions as the Parties deem necessary or advisable under the circumstances relative to an award of an REV tax credit to the Company for the Project.

    NOW, THEREFORE, in consideration of the mutual covenants, obligations, and stipulations set forth herein, the receipt and sufficiency of which are hereby acknowledged and agreed to, the Parties hereto agree as follows.

|US-DOCS\150610043.1||

I.DEFINITIONS

The following definitions shall apply to this Agreement:
A.“Advanced Battery” means a battery that consists of a battery cell that can be integrated into a module, pack or system to be used in energy storage applications, including a battery used in an Electric Vehicle or the electric grid.
B.“Advanced Battery Component” means a component of an advanced battery, including materials, enhancements, enclosures, anodes, cathodes, electrolytes, cells, and other associated technologies that comprise an advanced battery.
C.“Application” means the Company’s application to the Department for Credit under the Act.
D.“Agreement" means this agreement entered into between the Department and the Company under the provisions of Section 45 of the Act.
E.“Battery Raw Materials” means the raw and processed form of a mineral, metal, chemical, or other material used in an advanced battery component.
F.“Battery Raw Materials Refining Service Provider” means a business that operates a facility that filters, sifts, and treats battery raw materials for use in an advanced battery.
G.“Battery Recycling and Reuse Manufacturer” means a manufacturer that is primarily engaged in the recovery, retrieval, processing, recycling, or recirculating of battery raw materials for new use in Electric Vehicle batteries.
H.“Benchmark Date” means December 31, 2029.
I.“Capital Improvements” means the purchase, renovation, rehabilitation, or construction of permanent tangible land, buildings, structures, equipment, and furnishings in an approved project sited in Illinois and expenditures for goods or services that are normally capitalized, including, organizational costs, and research and development costs incurred in Illinois. For land, buildings, structures, and equipment that are leased, the lease must equal or exceed the term of the Agreement, and the cost of the property shall be determined from the present value, using the corporate interest rate prevailing at the time of the application, of the lease payments. For the avoidance of doubt, (i) costs set forth in Exhibit C which are incurred in Illinois are included in capital improvements, along with other costs that may be normally capitalized under GAAP or the US Internal Revenue Code and (ii) the corporate interest rate prevailing at the time of the application is agreed to be 3.45%.

J.“Certificate of Verification” means the certificate issued by the Department pursuant to Section VI of this Agreement which authorizes the award of the Credit to the Company for a Taxable Year as contemplated by Section 60 of the Act.
K.“Compensation” means taxable wages, salaries, commissions, bonuses, paid holidays and vacation and any other form of remuneration paid to employees for personal services.
L.“Compensation Floor” means, with respect to Full-Time Employees, a level of compensation equal to or greater than 120% of the average wage paid to Full-Time Employees in a similar position within an occupational group in the county where the project is located, as determined by the Department.
M.“Corporate Parent or Affiliate” means (i) a Related Member with respect to the Company; or (ii) any person (excluding a natural person) that is under common ownership or control with the Company and which operates in a similar or complimentary line of business as the Company entity and that exercises control over the business of the Company and whose interests are served by the Company.
N.“Credit” means the “REV Illinois Credit” or the “REV Construction Jobs Credit” issued to the Company against its annual liability for Illinois State Income Taxes pursuant to Section II.B, subject to the limitations set forth in Section II.C or otherwise in this Agreement.
O.“Department” means the Department of Commerce and Economic Opportunity.
P.“Director” means the Director of the Department.
Q.“Electric Vehicle” means a vehicle that is exclusively powered by and refueled by electricity, including electricity generated through hydrogen fuel cells or solar technology. “Electric Vehicle” does not include hybrid Electric Vehicles, electric bicycles, or extended-range Electric Vehicles that are also equipped with conventional fueled propulsion or auxiliary engines.
R.“Electric Vehicle Manufacturer” means a new or existing manufacturer that is primarily focused on reequipping, expanding, or establishing a manufacturing facility in Illinois that produces Electric Vehicles.
S.“Electric Vehicle Component Parts Manufacturer” means a new or existing manufacturer that is focused on reequipping, expanding, or establishing a manufacturing facility in Illinois that produces parts or accessories used in Electric Vehicles, as defined in this section, including advanced battery component parts.
T.“Electric Vehicle Power Supply Equipment” means the equipment used specifically for the purpose of delivering electricity to an Electric Vehicle, including hydrogen fuel cells or solar refueling infrastructure.

U.“Electric Vehicle Power Supply Manufacturer” means a new or existing manufacturer that is focused on reequipping, expanding, or establishing a manufacturing facility in Illinois that produces Electric Vehicle power supply equipment used for the purpose of delivering electricity to an Electric Vehicle.
V.“Energy Transition Area” means a county with less than 100,000 people or a municipality that contains one or more of the following: (1) a fossil fuel plant that was retired from service or has significant reduced service within 6 years before the time of the application or will be retired or have service significantly reduced within 6 years following the time of the application; or (2) a coal mine that was closed or had operations significantly reduced within 6 years before the time of the application or is anticipated to be closed or have operations significantly reduced within 6 years following the time of the application.
W.“Full-Time Employee” means an individual who is employed for consideration for at least 35 hours each week or who renders any other standard of service generally accepted by industry custom or practice as full-time employment. Annually scheduled periods for inventory or repairs, vacations, holidays and paid time for sick leave, vacation or other leave shall be included in this computation of full-time employment. An individual for whom a W-2 is issued by a professional Employer Organization (PEO) is a Full-Time Employee if employed in the service of the applicant for consideration for at least 35 hours each week. For example, an employee who works 25 hours per week is considered the industry standard for full-time in the package delivery industry and an employee who is employed for a least 35 hours per week during the historical seasonal production is considered the industry standard for full-time in the candy manufacturing industry. A person not employed by the Company on the last day of the Taxable Year is not a Full-Time Employee.
X.“GAAP” means Generally Accepted Accounting Principles (“GAAP”) in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the American Institute of Certified Public Accountants (“AICPA”) and the statements and pronouncements of the Financial Accounting Standards Board (“FASB”), or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are in effect at the date of this Agreement. “GAAP consistently applied” means GAAP as used and implemented by the Company applied on a consistent basis during the term of this Agreement.
Y.“Illinois State Income Taxes” means all of the taxes imposed against the Company under subsections (a) and (b) of Section 201 of the Illinois Income Tax Act, 35 ILCS 5/101, et seq.
Z.“Incremental Income Tax” means the total amount withheld during the Taxable Year from the compensation of New Employees and, if applicable, Retained Employees under Article 7 of the Illinois Income Tax Act arising from employment at the Project.

AA.“Institution of higher education” or “institution” means any accredited public or private university, college, community college, business, technical, or vocational school, or other accredited educational institution offering degrees and instruction beyond the secondary school level.
BB.     “Local Workforce Investment Area” means a single county or multiple counties designated by the Governor, which allows for the receipt of an allotment of funds under Sections 127(b) or 132(b) of the Workforce Innovation and Opportunity Act, PL 113 through 128 (2014) (WIOA), with considerations consisting of the extent to which the areas: are consistent with labor market areas in the State; are consistent with regional economic development areas in the State; and have available the federal and non-federal resources necessary to effectively administer activities under subtitle B and other applicable provisions of WIOA, including whether the areas have the appropriate education and training providers, such as institutions of higher education and area career and technical education schools.
CC.    “New Employee” means a Full-Time Employee hired on or after the Effective Date, employed to work at the Project site, whose compensation equals or exceeds the Compensation Floor, and whose work is directly related to the REV-Eligible Activity at the Project.
1.The term “New Employee” does not include:
a)an employee of the Company who performs a job that was previously performed by another employee, if that job existed for at least 6 months before hiring the employee;
b)an employee of the Company who was previously employed in Illinois by a Related Member of the Company and whose employment was shifted to the Company after the Company entered into the tax credit Agreement; or
c)any individual who has a direct or an indirect ownership interest of at least 5% in the profits, equity, capital, or value of the Company or a child, grandchild, parent, or spouse, other than a spouse who is legally separated from the individual, of any individual who has a direct or an indirect ownership interest of at least 5% in the profits, equity, capital, or value of the Company.
2.Notwithstanding the first exclusion of employees from the term “New Employee” in paragraph 1(a), above, an employee may be considered a New Employee under the Agreement if the employee performs a job that was previously performed by an employee who was:
a)    treated under the Agreement as a New Employee; and

b)    promoted by the Company to another position.
3.An employee employed by the Company prior to the Effective Date may be considered a New Employee under the Agreement if the employee fills a job vacancy that had been continuously vacant for the 184-day period immediately preceding the Effective Date of the Agreement. A job vacancy whose incumbent is on approved leave, is locked out or is on strike is not a vacancy.
DD.     “Noncompliance Date” means, in the case of a taxpayer that is not complying with the requirements of the Agreement or the provisions of this Act, the day following the last date upon which the taxpayer was in compliance with the requirements of the Agreement and the provisions of this Act, as determined by the Director, pursuant to Section 70.
EE.     “Pass-Through Entity” means an entity that is exempt from the tax under subsection (b) or (c) of Section 205 of the Illinois Income Tax Act.
FF.     “Payroll” shall mean the total salary and wages to be paid in a Taxable Year to a New Employee and Retained Employee.
GG.     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, governmental body or any other entity.
HH.     “Placed In Service” means the state or condition of readiness, availability for a specifically assigned function, and the facility is constructed and ready to conduct its facility operations to manufacture goods.
II.     “Priority Training Program New Employees” means New Employees that are recent (i.e., graduated or received certification within two years prior to being hired by the Company) graduates, certificate holders, or credential recipients from an institution of higher education in Illinois; a Clean Jobs Workforce Network Program; or an apprenticeship and training program located in Illinois and approved by and registered with the U.S. Department of Labor’s Bureau of Apprenticeship and Training.
JJ.     “Program” means the Reimagining Energy and Vehicles in Illinois Program (the REV Illinois Program) established in the Act.
KK.     “Project” or “REV Illinois Project” means the Company’s for-profit economic development activity for the manufacture of Electric Vehicles, Electric Vehicle component parts, Electric Vehicle power supply equipment, or Renewable Energy products that is the subject of this Agreement.
LL.     “Project Costs” includes cost of the project incurred or to be incurred by the taxpayer including: capital investment, including, but not limited to, equipment, buildings, or land; infrastructure development; debt service, except refinancing of current debt; research and development; job training and education; lease costs or relocation costs, but excludes the value of State incentives, including discretionary tax credits, discretionary job training grants, or the interest savings of below market rate loans.
MM.     “Project Labor Agreement” means an agreement that satisfies the provisions of the Illinois Project Labor Agreements Act, 30 ILCS 571/1, et seq., and which is approved by the Department.
NN.     “Public Utilities Act” refers to Sections 9-221, 9-222 and 9-222.1 of the Public Utilities Act [220 ILCS 5/9-221, 9-222 and 9-222.1].
OO.     “Recycling Facility” means a location at which the taxpayer disposes of batteries and other component parts in manufacturing of Electric Vehicles, Electric Vehicle component parts, or Electric Vehicle power supply equipment.
PP.     “Related Member” means a person that, with respect to the Company during any portion of the Taxable Year, is any one of the following:
1.An individual stockholder, if the stockholder and the members of the stockholder's family (as defined in Section 318 of the Internal Revenue Code) own directly, indirectly, beneficially, or constructively, in the aggregate, at least 50% of the value of the Company’s outstanding stock.
2.A partnership, estate, trust and any partner or beneficiary, if the partnership, estate, or trust, and its partners or beneficiaries own directly, indirectly, beneficially, or constructively, in the aggregate, at least 50% of the profits, capital, stock, or value of the Company.
3.A corporation, and any party related to the corporation in a manner that would require an attribution of stock from the corporation under the attribution rules of Section 318 of the Internal Revenue Code, if the Company owns directly, indirectly, beneficially, or constructively at least 50% of the value of the corporation's outstanding stock.
4.A corporation and any party related to that corporation in a manner that would require an attribution of stock from the corporation to the party or from the party to the corporation under the attribution rules of Section 318 of the Internal Revenue Code, if the corporation and all such related parties own in the aggregate at least 50% of the profits, capital, stock, or value of the Company.
5.A person to or from whom there is an attribution of stock ownership in accordance with Section 1563(e) of the Internal Revenue Code, except, for purposes of determining whether a person is a Related Member under this paragraph, 20% shall be substituted for 5% wherever 5% appears in Section 1563(e) of the Internal Revenue Code.

QQ.     “Renewable Energy" means energy produced using the materials and sources of energy through which Renewable Energy resources are generated.
RR.     "Renewable Energy manufacturer" means a manufacturer whose primary function is to manufacture or assemble: (i) equipment, systems, or products used to produce renewable or nuclear energy; (ii) products used for energy conservation, storage, or grid efficiency purposes; or (iii) component parts for that equipment or those systems or products.
SS.     "Renewable Energy resources" has the meaning ascribed to that term in Section 1-10 of the Illinois Power Agency Act.
TT.     “Retained Employee” means a Full-Time Employee employed by the Company prior to the term of the Agreement who continues to be employed during the term of the Agreement whose job duties are directly related to the Project. The term “Retained Employee” does not include any individual who has a direct or an indirect ownership interest of at least 5% in the profits, equity, capital, or value of the Company or a child, grandchild, parent, or spouse, other than a spouse who is legally separated from the individual, of any individual who has a direct or indirect ownership of at least 5% in the profits, equity, capital, or value of the Company.
UU.     “REV Construction Jobs Credit” means the credit agreed to between the Department and the Company under the Act that is based on the Incremental Income Tax attributable to construction wages paid in connection with construction of the project facilities.
VV.     “REV-Eligible Activity” means the provision of battery raw materials refining services or the manufacture of Electric Vehicles, Renewable Energy, Electric Vehicle component parts, Renewable Energy component parts, Electric Vehicle power supply equipment, battery recycling and reuse.
WW.     “REV Illinois Credit” means the credit agreed to between the Department and the Company under the Act that is based on the Incremental Income Tax attributable to New Employees and, if applicable, Retained Employees, and on Training Costs for such employees at the Project. [Section 30(b)]
XX.     “REV Investment Tax Credit” means the credit against the tax imposed by subsections (a) and (b) of Section 201 of the Illinois Income Tax Act for investment in qualified property Placed In Service at the Project, as authorized by Section 100 of the Act and Section 237 of the Illinois Income Tax Act (35 ILCS 5/237).
YY.     “Rules” means any administrative rules adopted by the Department that govern the program (as of the Effective Date, rules are expected to be codified at 14 Ill. Admin. Code 580.10, et seq.).

ZZ.     “Statewide Baseline” means the total number of Full-Time Employees of the Company and any Related Member employed by such entities at the time of application for incentives under this Act, which shall be 8,587 employees.
AAA.     Taxable Year” means any twelve (12) month consecutive accounting period for keeping records and reporting income and expenses. A Taxable Year shall mean a period beginning on January 1 and ending on December 31 if measured on a calendar year, or any other twelve (12) consecutive month period ending on the last day of any month except December. The foregoing does not preclude the Company from seeking a Credit for a short or stub Taxable Year in the event that either: (i) the Company was not in existence for an entire Taxable Year or (ii) the Company changed its accounting period.
BBB.     “Training Costs” means costs incurred by the Company to upgrade the technological skills of Full-Time Employees in Illinois and includes the following: curriculum development; training materials (including scrap product costs); trainee domestic travel expenses; instructor costs (including wages, fringe benefits, tuition and domestic travel expenses); rent, purchase or lease of training equipment; and other usual and customary Training Costs. “Training Costs” do not include costs associated with travel outside the United States (unless the Company receives prior written approval for the travel by the Director based on a showing of substantial need or other proof the training is not reasonably available within the United States), wages and fringe benefits of employees during periods of training, administrative cost related to Full-Time Employees of the Company, or costs which the Company received a tax credit or payment for same Training Costs for the subject employees under another governmental program.
CCC.     “Underserved Area” means a geographic area that meets one or more of the following conditions:
1.the area has a poverty rate of at least 20% according to the latest American Community Survey released by the U.S. Census Bureau;
2. 35% or more of the families with children in the area are living below 130% of the poverty line, according to the latest American Community Survey;
3.at least 20% of the households in the area receive assistance under the Supplemental Nutrition Assistance Program (SNAP); or
4.the area has an average unemployment rate, as determined by the Illinois Department of Employment Security, that is more than 120% of the national unemployment average, as determining by the U.S. Department of Labor, for a period of at least two consecutive calendar years preceding the date of the Company’s application for Credit.

DDD.    “Unused Credit” means for any Taxable Year on or after January 1, 2025, the amount of Credit awarded under Section II.B that the Company cannot or does not use to offset its Illinois State Income Taxes or withholding obligations for that Taxable Year

II.THE TAX CREDIT AND EXEMPTIONS
A.Award.     The Department hereby awards, subject to the terms and conditions of this Agreement, a Credit in the amount and for the duration set forth in Sections II.B through II.D for the Company against (1) its Illinois State Income Taxes imposed for a Taxable Year on or after January 1, 2025, or (2) for any portion of the Credit based on Incremental Income Tax attributable to New or Retained Employees, its obligation to pay over withholding imposed for a Taxable Year on or after January 1, 2025 under Section 704A of the Illinois Income Tax Act (pursuant to Section 686/30(h)).

The Company’s election to apply the portion of the Credit based on Incremental Income Tax attributable to New or Retained Employees toward its Income Taxes or withholding obligations is irrevocable and shall be made in the manner prescribed by the Illinois Department of Revenue by January 1, 2025.

If known as of the Effective Date, the Company makes the following election with respect to the portion of the Credit based on Incremental Income Tax attributable to New or Retained Employees. The Credit will be used:

    ☐ to reduce its Illinois State Income Taxes
    ☒ against its obligation to pay over withholding under Section 704A

This Agreement also authorizes the Company to seek the REV Investment Tax Credit for investment in qualified property at the Project. If the Company seeks the REV Investment Tax Credit, the Department will issue it a certificate or other form verifying its eligibility for the REV Investment Tax Credit.

If the Company is seeking a REV Construction Jobs Credit, Department further awards, subject to the terms and conditions of this Agreement, a Credit in the amount and for the duration set forth in Sections II.B through II.D for the Company against its Illinois State Income Taxes imposed for a Taxable Year on or after January 1, 2025 attributable to the construction wages paid in connection with the construction of the project facilities.
B.Amount. The amount of the annual Credit awarded to the Company shall, subject to the limitations contained in Section II.C and otherwise set forth in this Agreement, be equal to the following:
1.The sum of (a) seventy-five percent (75%) (or, for Projects located in an Underserved area or Energy Transition Area, one hundred percent (100%)) of the Incremental Income Tax attributable to New Employees, which must be above the Statewide Baseline of 8,587 and (b) ten percent (10%) of the Training Costs of

New Employees. The percentage of Training Costs includable in the Credit calculation may be increased by an additional 15% for Training Costs associated with Priority Training Program New Employees. The percentage of Training Costs includable within the calculation of the Credit shall not exceed 25% of the Company’s New Employee Training Costs.
The total amount of New Employees for which Credit may be awarded shall not exceed one hundred percent (100%) more than the total New Employees committed to under Section IV.C(i) hereof, including as amended, in effect as of the first day of the Taxable Year for which a Credit is sought by the Company. By way of example, if the Company commits to the creation of 50 new full-time jobs under Section IV.C(i), the maximum number of New Employees for the purposes of calculating the Incremental Income Tax and the annual Credit would be 100 New Employees. The Company may request an amendment to increase the minimum number of New Employees committed to under Section IV.C(i) to take effect in a new Taxable Year. Such request shall be submitted within 90 days prior to the end of the Taxable Year for which Credit is sought on such increased commitment. The Department’s Agreement to such an amendment shall not be unreasonably withheld so long as the Company is in compliance with the terms of this Agreement.
2.If the Department exercises its discretion to award Credits for Retained Employees as set forth in Section IV.D, then the maximum amount of the annual Credit may be increased by seventy-five percent (75%) (or, for Projects located in an Underserved area or Energy Transition Area, one hundred percent (100%)) of the Incremental Income Tax attributable to Retained Employees at the Project; provided, however, that, in order to receive the increased benefit contemplated by this subsection II.B(2), the Company must retain at least 6,000 Full-Time Employees in the State.
3.If the Company is seeking a REV Construction Jobs Credit, the sum of 50% of the Incremental Income Tax attributable to construction wages paid in connection with the construction of the project facilities, as a jobs credit for workers hired to construct the project. If the Project is in an underserved area or an energy transition area, the REV Construction Jobs Credit shall be 75% of the Incremental Income Tax attributable to construction wages paid in connection with the construction of the project facilities
C.Limitations on Annual Credit. The amount of the annual Credit for a Taxable Year shall not exceed any of the following:
1.the Incremental Income Tax attributable to the Project for that Taxable Year;
2.the Company’s Illinois State Income Taxes for that Taxable Year (except for the portion of the Credit, if applicable, applied against the Company’s obligation to pay over withholding under Section 704A of the Illinois Income Tax Act);
3.when aggregated with all prior Credits issued to the Company under this Agreement, the total amount of Project Costs incurred by the Company during the term of this Agreement as of the last day of the Taxable Year for which a Credit is sought by the Company;
4.the total amount of Credits allowed to the Company in all Taxable Years shall not exceed the total amount of Project Costs incurred by the Company during the term of this Agreement; and
5.the Incremental Income Tax attributable to one hundred percent (100%) more than the total New Employees, committed to under Section IV.C(i) in effect as of the first day of a Taxable Year for which a Credit is sought by the Company and the Incremental Income Tax attributable to the Retained Employees committed to under Section IV.D(i).
D.Duration. The Credit is eligible for issuance in fifteen (15) consecutive Taxable Years, beginning with the earlier of the Taxable Year for which the Company applies for and is issued the Credit in accordance with Section VI.A of this Agreement or the Taxable Year containing the Benchmark Date (even if the Company has not achieved its commitments in Sections IV.B through IV.D). Upon the conclusion of the initial fifteen Taxable Year duration, Section 40 of the Act allows the Company the option of renewing the Agreement for an additional fifteen-year term. Provided the Company remains in good standing and that this Agreement has not been otherwise terminated pursuant to Section III.B(2)-(5), the Agreement will be automatically renewed for an additional fifteen-year term, bringing the duration of the Agreement to thirty Taxable Years.
E.Relocation. Notwithstanding anything in this Agreement to the contrary, the Company shall not be entitled to the Credit with respect to any jobs that the Company relocates from one site in Illinois to another site in Illinois as determined by the Department. [20 ILCS 686/35]. Moreover, the Company shall not be entitled to the Credit with respect to any jobs resulting from acquisition, merger or any similar combination with another entity where such jobs existed in Illinois at the time of such acquisition, merger or similar combination.
F.Carryforward. Pursuant to Section 236(b)(4) of the Illinois Income Tax Act, the Company may carryforward any Unused Credit and apply it to its Illinois State Income Taxes imposed in the five (5) Taxable Years following the Taxable Year in which there is Unused Credit so long as the Company is in compliance with the terms and conditions of this Agreement, and subject to the limitations on the total amount of Credits for all Taxable Years, as set forth in Sections IV.B through IV.D.
G.Waiver. To the extent the Department determines a Noncompliance Date on a date that is beyond any deadline for the Illinois Department of Revenue to recapture any claimed Credit, the Company waives any right to assert that any provision in Section 905 of the Illinois Income Tax Act limits the authority of the Illinois Department of Revenue to recapture any claimed Credit.
H.Utility Tax Exemption. The Department shall issue a Certificate of Exemption which shall exempt the Company from the tax imposed by Section 2-4 of the Electricity Excise Tax Law (35 ILCS 640, et. seq). The Company is also exempt from any additional charges added to the Company’s utility bills at the Project site as a pass-on of State utility taxes under Section 9-222 of the Public Utilities Act. The Utility Tax Exemption shall expire 10 years after Company’s receipt of the certificate from the Department.

I.Building Materials Exemption. The Department shall issue a Certificate of Exemption which shall exempt the Company from any State or local use tax or retailers' occupation tax on building materials for the construction of the Project facilities. The Building Materials Exemption shall expire 5 years after Company’s receipt of the certificate from the Department.
III.TERM OF AGREEMENT
A.Base. This Agreement shall commence upon the Effective Date and shall continue in effect until terminated in accordance with Section III.B, provided that the total number of Taxable Years under this Agreement shall not exceed fifteen (15) years from the date the Project is Placed in Service. However, without any further action by the Company, at the conclusion of the initial fifteen-year term, assuming the Company remains in good standing and that this Agreement has not been otherwise terminated pursuant to Section III.B(2)-(5), the Agreement will be renewed for an additional fifteen-year term, as authorized by Section 40 of the Act and consistent with Section II.B of this Agreement, bringing the total term of the Agreement to thirty years.
B.Termination. This Agreement shall terminate upon any of the following:
1.the expiration of the Credit in accordance with Section II.D;
2.an Event of Default by the Company has occurred pursuant to Section VII and the Department determines to permanently revoke the Company’s Credit pursuant to Section VIII;
3.the mutual written consent of the Company and the Department;
4.the Company’s election to terminate the Project and this Agreement; or
5.if at no time during the ten (10) year period beginning on the first day on the Effective Date and ending 10 years after the Effective Date has the Company met the investment, job creation, or job retention requirements specified in Section IV. [20 ILCS 686/45(a)(15)].

IV.COMPANY COVENANTS
The Company hereby covenants to do the following:
A.Description of Project. The Company shall complete the Project as a for-profit business located at 100 North Rivian Motorway, Normal, Illinois, 61761; 1719 East Hamilton Bloomington, Illinois, 61704; 2331 West College, Normal, Illinois, 61761; 2601 West College, Normal, Illinois 61761; 2450 Electric Avenue, Normal, Illinois 61761; and 301 West Kerrick, Normal, Illinois 61761, and containing substantially the following characteristics:

The Company shall renovate and construct an expansion at their 3.88 million square foot facility at 100 North Rivian Motorway, Normal, Illinois, 61761 to manufacture, assemble R1Ts, R1s, R2s and electric delivery vehicles. The company shall create 559 New Employees by December 31, 2029 with wages equal to or above 120 percent of the average wage paid to full-time employees in the same job classification in McLean County. The project will include investment in construction and infrastructure improvements and equipment and machinery of $1,515,428,945.

Project Location:
☐ Underserved Area
☒ Not Underserved Area
B.Investment. Subject to the limitations on Credit set forth in Section II.C, the minimum dollar amount of Capital Improvements which the Company shall make with respect to the Project shall be at least $1,515,428,945.
C.New Employees. (i) The minimum number of New Employees associated with the Project shall be 559 Full-Time Employees by December 31, 2029 at the Project site above the Statewide Baseline of 8,587 existing Full-Time Employees; and (ii) the Occupation and Payroll of each New Employee shall be substantially as set forth in the Schedule of New Employees as attached hereto as Exhibit A.
D.Retained Employees. (i) The minimum number of Retained Employees associated with the Project shall be 6,000; and (ii) the Occupation and Payroll of each Retained Employee shall be substantially as set forth in the Schedule of Retained Employees as attached hereto as Exhibit B.
E.New Employee Wage Standards. For a Full-Time Employee to be considered a New Employee, that employee’s compensation must be equal to or greater than the Compensation Floor for that employee at the time of hire.  The initial Compensation Floor for New Employees will be established as of the Effective Date. Using the Standard Occupational Classification (“SOC”) Codes (the occupational classification system developed by the Executive Office of the President of the United States, Office of Management and Budget) proposed by the Company for each Full-Time Employee, the Department will annually publish county-level information to establish the wage standards applicable to the Project. Beginning on January 1, 2028, and continuing every four years thereafter, the Company shall ensure that the Compensation Floor is in fact 120% of the average wage paid to a Full-Time Employee in a similar position within the same detailed occupation by SOC code in the county where the Project is located. For example, the Company will use the Compensation Floor as of the Effective Date for a New Employee hired on January 1, 2025. On January 1, 2028, the Company shall ensure that employee’s Compensation Floor is adjusted to comply with the current county wage at that time. The Compensation Floor will adjust every four years thereafter. To the extent a Full-Time Employee position is created that does not correspond to any positions on the Compensation Floor schedule in effect at the time of the employee’s hire (or promotion or change in duties), the Company may propose a SOC code for that position and the Compensation Floor will be determined using the applicable county-level wage data for the corresponding SOC code and remain in effect until the next quadrennial update.
F.Project Start-Up. The Project shall be Placed In Service by the Company, and the requirements of Sections IV.B through IV.D shall be met, by the Benchmark Date. At all times after the Effective Date, upon reasonable notice, the Department shall have the right to inspect the Project and any aspect thereof, including without limitation the plans and specifications, construction and physical plant, equipment, and other attributes of the Project.
G.Maintenance of Operations. The Company shall maintain operations at the Project for a minimum of 15 years beginning on the date the Project is Placed In Service. In addition to any other rights the Department may have under the terms of this Agreement, in the event that the Company discontinues of operations at the Project, such discontinuation may subject the Company to certain statutory provisions, including:
1.Pursuant to Section 45(a)(16) of the Act, if the Company ceases principal operations at the Project during the term of this Agreement with the intent to permanently shut down those operations in the State of Illinois, all Credits claimed by the Company prior to the date the Company ceases principal operations being recaptured from the Company pursuant to the noncompliance provisions set forth in Section VIII of this Agreement, the Act, and the Department’s rules governing the REV Credit.
H.Project Costs. Simultaneously with the execution of this Agreement, the Company shall disclose to the Department all the Project Costs which the Company seeks to include for purposes of determining the limitation of the amount of the Credit pursuant to Section 40 of the Act and provide to the Department a Schedule of Project Costs in the form as attached hereto as Exhibit C.
I.Authorizations. The Company upon written request by the Department shall issue any necessary authorization to the appropriate federal, state or local authority for the release of information concerning the Project filed with any governmental agencies, with the information requested to include, but not be limited to, financial reports, tax returns or records relating to the Company or the Project. Documents provided under this paragraph shall be deemed confidential as set forth in Section IX.A.
J.Books and Records. For a period of 5 years after the expiration of this Agreement, the Company shall at all times keep proper books of record and accounts of the Project in accordance with GAAP consistently applied with the books, records or papers relating to the Project or this Agreement in the custody or control of the Company open for inspection, audit and copying by the Department upon reasonable notice.
K.Reporting. The Company shall submit progress reports in the format and in the timeframe required by the Department. Reporting shall include:
1.Initial Project Costs and Capital Investment. On or before the date the Project is Placed In Service, the Company shall provide the Department with copies of any and all (i) executed agreements for the purchase of land and/or buildings, for building construction or renovation, and for rental or lease of any real property, and (ii) the Company’s certification of Project Costs incurred with respect to the Project.
2.Annual Credit-Related Reporting. For each Taxable Year after the Project is Placed In Service, the Company shall deliver a written report to the Department stating the following: (i) the number of New Employees and Retained Employees for the Taxable Year; (ii) the Incremental Income Tax attributable to the New Employees and Retained Employees; (iii) the Payroll and Occupation Code associated with the New Employees and Retained Employees; (iv) the amount of Capital Improvements for the Project; (v) the total Payroll for the Project; (vi) the detail of the total Project Costs for the Project, including the amount of Capital Improvements; (vii) detail of the Training Costs for the Taxable Year; (viii) detail of the Company’s contractual obligations or other relationship with a Recycling Facility for its operations and its own recycling capabilities, and, if applicable, the percentage of batteries used in Electric Vehicles recycled in the prior year; and (ix) any other information the Department requests in advance (“Annual Reports”).
3.Diversity, Hiring Plan and Sexual Harassment Policy Reporting. By April 15th of each Taxable Year in which the Company claims a Credit, the Company must also submit to the Department the reports required pursuant to Sections 50 and 55 of the Act.
4.Green Building Certification Reporting. Within twenty-four (24) months after the Project is Placed In Service, the Company shall submit a report to the Department certifying that the Project has attained one or more of the green building standards listed under Section 20(e) of the Act.
L.Verification. The Company hereby grants the Department the authority to verify with any appropriate State agencies, including without limitation the Department of

Revenue and the Department of Employment Security, any information disclosed by the Company to the Department in connection with the Company’s Application, in the Company’s reports, or otherwise in connection with this Agreement.
M.Notice to the Department. The Company shall report in writing to the Department any of the following events not more than 30 days after knowledge of the occurrence of such event: (i) the Company makes or receives a proposal for the transfer to a successor taxpayer of its obligation to pay Illinois State Income Taxes; (ii) the number of New Employees falls below the number set forth in Section IV.C(i); (iii) if applicable, the amount of Retained Employees falls below 6,000 (iv) the amount of the Payroll for New Employees falls below the amount set forth in Section IV.C(ii); (v) if applicable, the amount of the Payroll for Retained Employees falls below the amount set forth in Section IV.D(ii); (vi) the amount of Capital Improvements falls below the amount set forth in Section IV.B; (vii) the Company intends to no longer maintain operations at the Project; (viii) the Project will not be Placed In Service in the time frame established in Section IV.E; (ix) any of the Company’s representations and warranties set forth in Section V are no longer true and correct; (x) the Project is no longer primarily focused on a REV-Eligible Activity, or, for an Electric Vehicle Power Supply Manufacturer, focused on the manufacture of Electric Vehicle power supply; or (xi) the Company has defaulted on any of its obligations under any grant, loan or other agreement with the State of Illinois or any governmental entity within the State of Illinois.
N.Legal Compliance. The Company agrees to comply with all applicable federal, state and local laws, rules, regulations and ordinances, including all applicable environmental laws, with respect to the Project and this Agreement.
O.Certified Payroll. If the Company is seeking a REV Construction Jobs Credit, the Company shall require its contractor and subcontractor(s) to make a keep, for a period of five years from the date of the last payment made on a contract or subcontract for the construction of the Project facilities, certified payroll for all laborers and other workers employed by the contractor or subcontractor on the project pursuant to 20 ILCS 686/65. The certified payroll shall be provided by the contractor and/or subcontractor to the Company by the 15th day of each month. The certified payroll shall be accompanied by a statement signed by the contractor or subcontractor which avers that

1)he or she has examined the certified payroll records required to be submitted by the Act and such records are true and accurate; and
2)the contractor or subcontractor is aware that filing a certified payroll that he or she knows to be false is a Class A misdemeanor.

P.Project Labor Agreement. If the Company is seeking a REV Construction Jobs Credit, the Company shall require its contractor from whose work the REV Construction Jobs Credit is sought to enter into a Project Labor Agreement that conforms with the

Project Labor Agreement Act. The Company shall provide a copy of Project Labor Agreement to the Department for approval:

V.COMPANY REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants the following is true and correct and shall remain true and correct at all times during the term of this Agreement:
A.Organization of Company. The Company is a Limited Liability Company duly organized, validly existing and in good standing under the laws of the state of Delaware, and the Company is legally qualified to transact business in Illinois. The Company has full power and authority to own or lease and to operate and use its assets and to carry on its business at the Project. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency, or rehabilitation of the Company.
B.Information Submitted. All of the information the Company has submitted to the Department, including the information contained in or submitted with the Company’s Application, was at the time of delivery of such information and still is and will continue to be true and accurate. All accounts, books, ledgers and other records of the Company have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein.
C.Authority to Bind.
1.This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms. The signatory for the Company represents that he or she has been duly authorized to execute this Agreement on behalf of the Company.
2.The Company has full power and authority to execute, deliver and perform this Agreement and any ancillary documents and to perform its respective obligations thereunder, and to consummate the transactions contemplated hereby. The Company has taken all actions necessary to authorize the execution and delivery of this Agreement, the performance of its respective obligations hereunder and the consummation of the transactions contemplated hereby.
D.No Violation. The execution and delivery of this Agreement and any ancillary documents, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement will not: (i) contravene any provision of the articles of incorporation or bylaws of the Company; (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or court order of any governmental body or of any arbitration award which is either applicable to, binding upon or enforceable against the Company; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under any other agreement which is applicable to, binding upon or enforceable against the Company; or (iv) require the consent, approval, authorization or permit of, or filing with or notification to, any governmental body, any court or tribunal or any other Person.
E.Governmental Permits. The Company does, or will prior to the date the Project is Placed In Service, own, hold or possess all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a governmental body which are necessary to entitle it to own or lease, operate and use its assets located at the Project and to carry on and conduct its business at the Project, including, but not limited to, all required permits or licenses from any state or local governmental agencies and any required certifications from local or national boards or agencies indicating that the business of the Project is being conducted lawfully (herein collectively called “Governmental Permits”). The Company has performed its obligations under each Governmental Permit, or will when Governmental Permits are issued, and no event has occurred or condition or state of facts exists which (i) constitutes, or after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit, or (ii) permits, or after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect in any material respect the rights of the Company under any such Governmental Permit. No notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding sentence, has been received by, or is known to, the Company.
F.No Violation, Litigation or Regulatory Action.
1.The Company has complied in all material respects with all requirements of any laws or court orders, which are applicable to the business and assets of the Project.
2.Other than those matters previously disclosed, there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company in respect of the assets or the business of the Project nor, to the knowledge of the Company, is there any basis for any of the same, and there is no lawsuit, suit or proceeding pending in which the Company is the plaintiff or claimant which relates to the business or assets of the Project.
3.There is no action, suit or proceeding pending or, to the knowledge of the Company, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.
4.There have been no charges, complaints or other actions having the effect of initiating judicial or administrative proceedings brought by the State of Illinois or any governmental body within the State of Illinois (including the Federal government) with respect to the Company or its officers or a Corporate Parent or

Affiliate that relates to alleged fraud or activity that poses a threat or persistent nuisance to public health, safety, or welfare.
5.The Company, its corporate officers, or Corporate Parent or Affiliate, are not or have not been the subject of any criminal charges or entered into any plea agreement within five (5) years of the Effective Date or during the term of this Agreement, and the Company is not aware of any pending criminal investigations into its operations.
6.The Company would not have Placed In Service the Capital Improvements and created or retained the requisite number of New Employees and Retained Employees without the benefits of the Credit. Proof of this shall include, but is not limited to, correspondence, financial plans and prospectuses, internal memoranda and other written documentation demonstrating the Company would not have taken the actions without the award of the Credit.
7.If the Company has employed a consultant as part of completing its application for the Credit or in otherwise seeking tax credits from the Department, any compensation paid to the consultant shall comply with Section 8 of the Lobbyist Registration Act, 25 ILCS 170/8 (contingent fee prohibition).
G.No Sexual Harassment Allegations or Complaints. To the knowledge of the Company, in the last five (5) years and at all times during the term of this Agreement, other than those previously disclosed, there have been no founded allegations of sexual harassment against any individual in that person’s capacity as an officer or senior employee of the Company. A “senior employee” shall mean a person having supervisory responsibility for at least ten (10) employees, and “founded allegation” shall include, but not be limited to a finding by an internal investigative process, an arbitrator or mediator, a governmental entity or tribunal authorized to investigate claims of sexual harassment, or a court of competent jurisdiction.
H.Continuation of REV-Eligible Activity. The Project, and its New and Retained Employees, shall be substantially and directly engaged in the REV-Eligible Activity.
I.Registered the Self-Assess. The Company is registered to self-assess the tax imposed by Section 2-4 of the Electricity Excise Tax Law, or will register before applying for the excise tax exemption certificate with the Department.

VI.ISSUANCE AND RETENTION OF CREDIT
A.Initial Issuance. To obtain the Credit for the first Taxable Year, the Company shall do the following on or before 90 days after the end of the first Taxable Year:
1.The Company shall notify the Department on the form attached hereto as Exhibit D (or substantially similar to such form) when all of the following has occurred: (a) the Project has been Placed In Service; (b) the Capital Improvements required by Section IV.B have been made; and (c) if applicable, the minimum number of Retained Employees have been retained by the Company, including satisfying the applicable Payroll and Occupations obligations, as required by Section IV.D.
2.The Company shall provide to the Department proof as required by the Department, including but not limited to a certified attestation by the Company, payroll records and an audit performed by an independent, licensed certified public accounting firm, that the Company has done all of the following prior to the end of the first Taxable Year for which a Certification of Verification is sought:
a)made the Capital Improvements specified in Section IV.B;
b)Retained the Retained Employees specified in Sections IV.D, accompanied by the information substantially in the form set forth in Exhibit E;
c)achieved the level of Payroll in Illinois specified in Section IV.C(ii) and, if applicable, Section IV.D(ii) accompanied by the information substantially in the form set forth in Exhibit E; and
d)paid its New Employees compensation equaling or exceeding the applicable Compensation Floor required by Section IV.D in the form set forth in Exhibit E.
B.Subsequent Issuances. To obtain the Credit for subsequent Taxable Years, the Company shall provide to the Department on or before 45 days after the end of each Taxable Year for which the Company seeks a Credit, such proof as required by the Department, including but not limited to a certified attestation by the Company indicating whether or not the Company has done each of the following:
1.maintained operations at the Project for the entire Taxable Year;
2.maintained the number of New Employees specified in Section IV.C(i), accompanied by the information substantially in the form set forth in Exhibit E;
3.if applicable, retained the Retained Employees specified in Sections IV.D, accompanied by the information substantially in the form set forth in Exhibit E;
4.maintained the Occupations, Payroll, and Compensation Floor of the New Employees specified in Section IV.C(ii) and, if applicable, the Retained Employees specified in Section IV.D(ii), accompanied by the information substantially in the form set forth in Exhibit E; and
5.remained in compliance with the terms and conditions of this Agreement.

C.Certificate of Verification. Within 60 days after the Department’s receipt from the Company of the items described in Section VI.A or VI.B and any other materials reasonably requested by the Department, and so long as the Company is in compliance with the terms and conditions of this Agreement at the time of issuance of the Certificate of Verification, the Department shall provide the Company with a Certificate of Verification which indicates the amount of the Credit issued to the Company and the Taxable Year for which the Credit was issued. In the event that the Company fails to submit the reports required by Sections 50 and 55 of the Act, the Company may not receive a Certificate of Verification under Section VI.A or VI.B unless, and until, such reports are submitted to the Department.
D.Department of Revenue. The Company shall submit to the Illinois Department of Revenue a copy of the Certificate of Verification for each Taxable Year that the Company claims the Credit, provided that the failure to submit a copy of the Certificate with the Company’s annual return filed for Illinois State Income Taxes shall not invalidate a claim for a Credit.
VII.EVENTS OF DEFAULT BY THE COMPANY

Any one or more of the following occurrences shall constitute an Event of Default by the Company under this Agreement:
A.The Company’s violation of or noncompliance with any of its covenants set forth in Section
B.Any of the Company’s representations and warranties set forth in Section V or otherwise herein or in the Company’s Applications or submissions to the Department was at the time of execution of this Agreement, or is at any time during the term of this Agreement, false or misleading in any material respect.
C.The Company’s breach of any other terms or conditions of this Agreement.
D.The Company’s default under any other grant, loan or other agreement with the State of Illinois or any governmental entity in the State of Illinois.
E.The institution of any bankruptcy, foreclosure, receivership, assignment for the benefit of creditors or any other proceedings indicating that the Company may be insolvent or unable to continue as a going concern.
VIII.REVOCATION AND SUSPENSION OF CREDIT AND EXEMPTIONS
A.Once the Project has been Placed In Service, if the number of New Employees or Retained Employees is less than the minimum number set forth in Sections IV.C and IV.D, the allowance of the Credit and Exemptions shall be automatically suspended and the Company will be ineligible to receive any Certificate of Verification until the number of New Employees and Retained Employees equals or exceeds the number set forth in

Sections IV.C and IV.D. In the event of automatic suspension under this Section VIII.A, the Department shall notify the Illinois Department of Revenue of such automatic suspension as well as the effective date of such suspension.
1.Unless the Company disputes that it is in noncompliance with the minimum employment levels in Sections IV.C and IV.D, the Company acknowledges and agrees that any right to an administrative hearing pursuant to the Illinois Administrative Procedure Act, 5 ILCS 100/1-1, et seq. (the “APA”), is waived.
2.An automatic suspension will be lifted upon a showing by the Company that it has returned to compliance with the minimum employment levels in Sections IV.C and IV.D, and the Department shall notify the Illinois Department of Revenue of the lifting of an automatic suspension.
B.Subject to Section VIII.A, if there is an Event of Default by the Company under Section VII, the Director shall provide written notice to the Company of the alleged Event of Default and allow the Company an opportunity to request a hearing under the provisions of the APA. If, after notice and any hearing, the Director determines that an Event of Default exists, the Company shall have 90 days to cure the Event of Default, failing which, the Director shall issue to the Illinois Department of Revenue notice to that effect, stating the Noncompliance Date pursuant to Section 70 of the Act. If the Company does not request a hearing or the Event of Default cannot be cured, the Department is not obligated to provide the Company with an opportunity to cure the Event of Default.
C.The Department shall notify the Company in writing that it is subject to revocation or suspension. Such notice shall include the reason for revocation or suspension, except in the case of an uncontested automatic suspension, and inform the Company of the opportunity to request a hearing. The hearing will be commenced within thirty (30) days of the Company’s submission of a petition for hearing in accordance with 56 Ill. Admin. Code 2605.80, unless otherwise stipulated by the Parties. Notwithstanding anything in the APA to the contrary, the Company shall carry the burden of proof in any noncompliance hearing and will be required to show that it is entitled to the Credit. To the extent this provision conflicts with the APA, the Parties waive the conflicting APA provision as authorized by 5 ILCS 100/10-70.
D.Following revocation or suspension, the Department shall contact the Director of the Illinois Department of Revenue who shall bring proceedings against the Company to recapture any claimed Credit as well as all monies exempted pursuant to the utility and building materials exemptions listed in III.H and III.I, and the Company shall comply in all respects with the demands made by the Illinois Department of Revenue in such proceedings to promptly repay to the Illinois Department of Revenue any amounts assessed or otherwise due and obtaining any other relief available.

IX.CONFIDENTIALITY
A.Generally. Any documentary materials or data made available or received by the Department or any agent or employee of the Department shall, for the purposes of the Illinois Freedom of Information Act, 5 ILCS 140/1, et seq, be deemed confidential and shall not be deemed public records to the extent that the materials or data consists of trade secrets, or confidential proprietary commercial or financial information, the disclosure of which would cause competitive harm to the Company. [5 ILCS 140/7(1)(g)]
1.Each party agrees, to the extent permissible by law, that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby, the investigation provided for herein and the preparation of this Agreement and other related documents (whether obtained before or after the date of this Agreement).
2.Such documents, materials and information shall not be communicated to any third Person (other than counsel, accountants, officers or advisors of the parties, or other governmental agencies as part of the Department’s administration of the REV program); provided, however, that the obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which: (i) is or becomes available to such party from a source other than such party; (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents; (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed; or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.
B.Public Access to this Agreement.
1.Notwithstanding anything in this Agreement to the contrary, this Agreement (except for the signatories’ signatures and, to the extent not known to the public, the Company’s planned Capital Improvements and Project Costs and any wage or compensation information reflected in any of the Exhibits, hereafter collectively referred to as “Confidential Information”) is considered a public record for the purposes of the Illinois Freedom of Information Act,. The Department, in furtherance of its commitment to transparency and in compliance with Section 45 of the Act, will make this Agreement accessible via the Department’s public website, with any references to the Confidential Information redacted, as early as two (2) business days following the last dated signature to this Agreement.
2.The Department may also make portions of reports submitted pursuant to Section VI and any Certificates of Verification available to the public, with Confidential Information redacted.

X.INDEMNIFICATION
A.Generally. Except to the extent due to the negligence or willful misconduct of any Indemnitees, the Company agrees to indemnify, defend and hold harmless the State of Illinois, the Department, the Illinois Department of Revenue and their agents, officers and employees (the “Indemnitees”) from any and all damages, losses, expenses, and liabilities arising from third party claims and suits, including court costs, reasonable attorneys’ fees and other expenses, caused by any act or omission of the Company and/or its subcontractors, agents, officers and employees, including any reasonable attorneys’ fees and costs incurred by the Department as a result of the Company’s breach or alleged breach of any of the provisions of this Agreement. The Indemnitees shall not provide any indemnification to the Company.
B.Notice of Claims. If the Indemnitees (collectively or individually, the “Indemnified Party”) seek indemnification hereunder, notice shall be given to the Company (the “Indemnitor”) within fifteen (15) days after the Indemnified Party receives notice of a claim that might be subject to indemnification hereunder (a “Claim Notice”), describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any agreement, document or instrument executed pursuant hereto or in connection herewith upon which such claim is based; provided, however, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.
C.Amount of Indemnification. After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which the Indemnified Party shall be entitled shall be determined by a final judgment or decree of any court of competent jurisdiction. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of indemnified damages suffered.
D.Defense of Claims.
1.The Indemnitor shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of any claim against the Indemnified Party.
2.If after receiving the Claim Notice from the Indemnified Party, the Indemnitor shall elect not to undertake such defense, or within a reasonable time after receiving the Claim Notice from the Indemnified Party, shall fail to defend, as required by Section X, the Indemnified Party (upon further written notice to the Indemnitor) shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnitor (subject to the right of the Indemnitor to assume defense of such claim at any time prior to settlement, compromise or final determination thereof) at Indemnitor’s expense.
3.Anything in this Section X to the contrary notwithstanding: (a) the Indemnified Party shall have the right, at its own cost and expense, to have its own counsel to protect its own interests and participate in the defense, compromise or settlement of the claim; (b) the Indemnitor and the Indemnified Party shall not, without the written consent of the other, settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitor of a release from all liability in respect of such claim; (c) the Indemnified Party, by counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnitor and its counsel or other representatives concerning such Claim, and (d) the Indemnitor and the Indemnified Party and their respective counsel shall cooperate with respect to such Claim.
XI.DIVERSITY REPORTING; NON-DISCRIMINATION
A.Reporting. Pursuant to the requirements of Section 50 of the Act, the Company shall submit diversity and hiring plan progress reports in the format provided by Department. The first such report shall be due April 15, 2025, and subsequent reports shall be due by April 15 of each subsequent year during the term of the Agreement. The report shall include detail about the Company’s progress in implementing its hiring plan and include information about the diversity of the Company’s workforce at the Project, including full-time and part-time employees, its contractors, as well as the diversity of the Company’s board of directors. The report shall also include a report on the diversity of the vendors used by the Company within the State of Illinois, for publication on the Department’s website, with such report containing the information listed in Section 50(b) of the Act. These reporting requirements shall not apply for any year in which the Company globally employs fewer than one hundred (100) Full-Time Employees. If the Company is delinquent in submitting its report, the Department will not issue a Certificate of Verification to the Company until it has submitted the required report.
B.Non-Discrimination. The Company shall comply with all applicable provisions of State and Federal constitutions, laws, regulations and judicial orders pertaining to nondiscrimination and equal employment opportunity including but not limited to:

1.    the Illinois Human Rights Act, as now or hereafter amended (775 ILCS 5/1-101, et seq.); and

2.    Article VI of the regulations of the Illinois Department of Human Rights (44 Ill. Admin. Code, Ch. 10, Part 750, et seq.), including the Equal Employment Opportunity Clause, which clause is hereby incorporated by reference, as published at Title 44, Chapter 10, Section 750.10 and Appendix A thereto in the Illinois Administrative Code.

XII.SEXUAL HARASSMENT POLICIES AND REPORTS
A.The Company shall have written sexual harassment policies that shall include, at a minimum, the following information: (a) the illegality of sexual harassment; (b) the definition of sexual harassment under applicable law; (c) a description of sexual harassment, utilizing examples; (d) the Company’s internal complaint process including penalties; (e) the legal recourse, investigative and complaint process available through the Illinois Department of Human Rights and the Illinois Human Rights Commission; (f) direction on how to contact the Illinois Department of Human Rights and the Illinois Human Rights Commission; and (g) protection against retaliation as provided by Section 6-101 of the Illinois Human Rights Act.
B.A copy of the policies described in Section XII.A shall be provided to the Department upon request.
C.By April 15th of each Taxable Year in which the Company claims a Credit, the Company must submit to the Department the report detailing the Company’s sexual harassment policy as required by Section 55 of the Act. If the Company is delinquent in submitting its report, the Department will not issue a Certificate of Verification to the Company until it has submitted the required report.
XIII.ADA COMPLIANCE
A.The Americans with Disabilities Act (42 U.S.C. § 12101, et seq.) and the regulations thereunder (28 C.F.R. § 35.130) (“ADA”) prohibit discrimination against persons with disabilities by the State, whether directly or through contractual arrangements, in the provision of any aid, benefit, or service. As a condition of receiving this Agreement, the Company certifies that services, programs, and activities provided under this Agreement are and will continue to be in compliance with the ADA.
B.The Company will comply with State accessibility laws for all facilities utilized by the Company in the performance of this Agreement.
XIV.INTERNATIONAL ANTI-BOYCOTT CERTIFICATION

By signing this Agreement, the Company certifies that neither the Company nor any substantially-owned affiliate of the Company is participating or will participate in an international boycott pursuant to the International Anti-Boycott Certification Act, 30 ILCS 582/1, et seq.

XV.STATE OF ILLINOIS DRUG-FREE WORKPLACE CERTIFICATION

The Company certifies and agrees that it shall comply with the requirements of the Drug-Free Workplace Act (“DFWA”), 30 ILCS 580/1, et seq., effective January 1, 1992, and provide a drug-free workplace in and at the Project by doing all of the following:
A.Publication. The Company shall publish in a prominent place in the workplace and provide to all of its employees a statement notifying its employees as follows: (i) that the unlawful manufacture, distribution, dispensing, possession or use of a controlled substance, including cannabis, is prohibited in the Company’s workplace; (ii) the specific actions that will be taken against employees for violations of such prohibition; and (iii) that as a condition of continued employment the employee will (a) abide by the terms of the statement, and (b) notify the Company of any criminal drug statute conviction for a violation occurring in the workplace no later than five (5) days after such conviction.
B.Program. The Company shall establish a drug-free awareness program to inform its employees of: (i) the dangers of drug abuse in the workplace; (ii) the Company’s policy of maintaining a drug-free workplace; (iii) any available drug counseling, rehabilitation, and employee assistance programs; and (iv) the penalties that may be imposed upon an employee for drug abuse violations occurring in the workplace.
C.Notice. The Company shall notify the Department in writing within ten (10) days after (i) receiving notice from an employee that he or she has a criminal drug statute conviction for a violation occurring in the workplace, or (ii) otherwise receiving actual notice of such conviction.
D.Sanctions. The Company shall impose the following sanctions or remedial measures on any employee who is convicted of drug abuse violations occurring in the workplace: (i) take appropriate personnel action against the employee, up to and including termination; (ii) require such employee to satisfactorily participate in a drug use assistance or rehabilitation program approved for such purposes by a Federal, State or local health, law enforcement, or other appropriate agency; or (iii) require other acts or conduct that may be required by Section 5 of the DFWA.
E.Good Faith. The Company shall make a good faith effort to maintain a drug-free workplace through the implementation of Sections XV.A through E herein.
F.Assistance. The Company shall assist employees in selecting a course of action in the event drug counseling, treatment or rehabilitation is required and shall indicate that a trained referral team is in place.
G.False Certifications. False certification or violation of any of the certifications given under this Section 15 shall result in termination of this Agreement and suspension of the Credit, and may also result in sanctions including, but not limited to, debarment of the Company from doing further business with the State or any agency thereof, including the Department, for up to three (3) years.

XVI.NOTICE TO PARTIES

Whenever any notice, statement or other communications shall be sent to the Department, the Illinois Department of Revenue or the Company, it shall be sent to the following address, unless otherwise specifically advised.
A.Notices to the Department shall be sent to:

        Illinois Department of Commerce & Economic Opportunity
        Attn: REV Program Manager
        555 West Monroe, 12th Floor
        Chicago, Illinois 60661
        CEO.REV@Illinois.gov
B.Notices to the Illinois Department of Revenue shall be sent to:

        Illinois Department of Revenue
        Attn: Michael Dixon, Manager, Business Processing Division
        101 West Jefferson Street
        Springfield, Illinois 62702
        michael.dixon@illinois.gov
C.Notices to Company shall be sent to:

Andrew Capezzuto
Director, Corporate Affairs
100 North Rivian Motorway
Normal, Illinois, 61761
acapezzuto@rivian.com

With a copy to legal@rivian.com
XVII.FURTHER ASSURANCES

The Company hereby agrees to execute and deliver such additional instruments and other documents and to take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby; provided such instruments, documents and actions do not increase the Company’s financial risks, general obligations or liabilities, or reveal confidential or proprietary information. The Company hereby agrees to cooperate in the preparation and filing of all forms, notifications, reports and information (if any) required or reasonably deemed advisable pursuant to any law, rule or regulation and to use its reasonable efforts to agree on a method to overcome any objections by any governmental body to any such transactions, so long as it does not cause such party to incur additional costs other than legal fees or increase the Company’s obligations or reveal confidential or proprietary information of the Company. The Company agrees to use its best efforts to obtain the authorizations required to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.
XVIII.MISCELLANEOUS
A.The Company shall not assign the whole or any part of this Agreement without the Department’s prior written consent.
B.No delay or omission of the Department in exercising any right or remedy available under this Agreement shall impair any such right or remedy or constitute a waiver of any default or an acquiescence thereto.
C.This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois, notwithstanding its choice of law rules to the contrary or any other state’s choice of law rules and suit, if any, must be brought in the State of Illinois.
D.This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties hereto.
E.Terms not otherwise defined in this Agreement shall have the meanings set forth in Section 10 of the Act and, once adopted Section 580.20 of the Rules.
F.In the event the Department verifies with a State agency the amounts reported to the Department under Section IV.I, the Department shall issue a written statement to the Company stating the amounts have been verified.
G.If any provision of this Agreement shall be held invalid or unenforceable, the remaining provisions of this Agreement shall not be affected thereby.
H.This Agreement is for the sole benefit of the Parties hereto and their heirs, executors, legal representatives, successors and assigns, and shall not be construed to confer any rights on any other Person.
I.This Agreement may be executed in counterparts, each of which shall be deemed an original and all which taken together shall constitute one and the same instrument.

[Signatures on the following page]

*    *    *

    IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Agreement on the Effective Date set forth above.

Rivian Automotive, LLC By: /s/ Claire McDonough Its: CFO Date: 5/2/2024 Rivian, LLC By: /s/ Claire McDonough Its: CFO Date: 5/2/2024	THE STATE OF ILLINOIS, ACTING BY AND THROUGH ITS DEPARTMENT OF COMMERCE AND ECONOMIC OPPORTUNITY By: /s/ Kristin A. Richards Its: Director Date: 5/2/2024

EXHIBIT A

NEW EMPLOYEES

Job Title	Occupational Code	Project Location	Avg. Wage in McLean County	Company Anticipated Hiring Wage	Number of Jobs
Team Member	51-9199	100 Rivian Motorway (Normal, Illinois)	$ 36,917	[***]	509
Group Leader	51-1011	100 Rivian Motorway (Normal, Illinois)	$ 71,898	[***]	25
Manager, Assembly	11-1021	100 Rivian Motorway (Normal, Illinois)	$ 77,496	[***]	10
Sr. Manufacturing Process Engineer	17-2141	100 Rivian Motorway (Normal, Illinois)	$ 83,703	[***]	15
				Total	559

EXHIBIT B

RETAINED EMPLOYEES

Companies	Total Retained
Rivian Automotive, LLC	6,000
Rivian , LLC

EXHIBIT C

PROJECT COSTS

Capital Investment
Budget Category	Amount Invested
Machinery	[***]
Construction of Building & Structure	[***]
Total	$1,515,428,945

ATTACHMENT
EXHIBIT D

ILLINOIS DEPARTMENT OF COMMERCE AND ECONOMIC OPPORTUNITY
REPORT OF JOB CREATION/RETENTION AND
CAPITAL IMPROVEMENTS EXPENDITURES

[Omitted.]

ATTACHMENT
EXHIBIT E

Reporting support spreadsheet

[Omitted.]